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                                                                    EXHIBIT 11.1

             ROCKY MOUNTAIN CHOCOLATE FACTORY, INC. and SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE


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
                                                                For Years Ended February 28 (29),
                                                            2002               2001                 2000

BASIC EARNINGS PER SHARE

     Net income                                         $  1,995,342        $  1,556,388        $  1,056,565

     Weighted average number of common shares
     outstanding                                           2,473,268           2,701,433           3,440,805

     Dilutive effect of employee stock options
                                                             163,120               7,224              21,922

     Weighted average common shares outstanding,
     assuming dilution                                     2,636,388           2,708,657           3,462,727


BASIC EARNINGS PER COMMON SHARE                         $        .81        $        .58        $        .31

DILUTED EARNINGS PER COMMON SHARE                       $        .76        $        .57        $        .31
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